EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES THAT 2020 ANNUAL MEETING OF SHAREHOLDERS IS CHANGED TO A VIRTUAL ONLY FORMAT

NEW YORK, NY, May 15, 2020 ‑ Mercer International Inc. (Nasdaq: MERC) announced that our 2020 Annual Meeting of Shareholders (the "Meeting") will be held in virtual format only due to the ongoing public health concerns related to the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders, the community and other stakeholders. There will no longer be an in-person event location for the Meeting.

The Meeting will be hosted through the Internet at www.meetingcenter.io/246849420. The password for the meeting is:  MERC2020. As set forth in our proxy materials, the meeting will be held on May 29, 2020 at 10:00 a.m. (Vancouver time) and shareholders of record at the close of business on March 25, 2020 will be entitled to participate, vote and submit questions prior to and during the Meeting.

Shareholders of record must enter the control number found on their notice, proxy card or voting instruction form in order to participate, vote and submit questions at the Meeting. If you hold your shares through a broker account or in another nominee form, you may view the meeting virtually at the website set forth above and may vote your shares prior to the Meeting by providing voting instructions to your broker or nominee as set forth in our proxy materials. However, if you wish to participate, vote or submit questions at the Meeting you will need to obtain a legal proxy from such broker or other nominee and send it, along with your name and email address to our registrar transfer agent by email at legalproxy@computershare.com or mail at Proxy Services, c/o Computershare, Inc. (Legal Proxy), P.O. Box 505008, Louisville, KY 40233. Such requests must be labelled “Legal Proxy” and must be received by Computershare no later than 5:00 p.m. (Eastern Time) on May 25, 2020 in order to allow sufficient time for our transfer agent to process such request and generate a control number.

Shareholders are encouraged to vote in advance of the Meeting using one of the methods specified in our proxy materials. Shareholders who have previously voted in respect of the matters to be considered at the Meeting are not required to recast a vote at the Meeting unless they wish to change their vote.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit our web site at https://www.mercerint.com.

APPROVED BY:

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099

David K. Ure, CPA, CGA

Senior VP Finance, CFO & Secretary

(604) 684-1099